Exhibit 3.2(cc)

                        CLINICAL MASTER SERVICE AGREEMENT


This Agreement is made this 28th day of September, 2005 by and between ChemGenex Pharmaceuticals Limited with business offices located at 3475 Edison Way, Suite M, Menlo Park, CA 94025 (hereinafter referred to as "Sponsor") and Inveresk Research Limited, with business offices located at Beechwood (Suite 2), Grove Park, White Waltham, Maidenhead, Berkshire, SL6 3LW and its affiliates (hereinafter referred to as "Inveresk").

WHEREAS, Sponsor is engaged in research and development of pharmaceutical products; and,

WHEREAS, Inveresk is engaged in the business of clinical trials management, database management and statistical analysis of clinical research and product development for pharmaceutical and diagnostic products; and,

WHEREAS, both Sponsor and Inveresk desire to enter into a Clinical Master Service Agreement for the purpose of delineating in advance the terms and conditions which will regulate the relationship between the parties and define the conditions under which Sponsor would award to Inveresk, and Inveresk would accept from and perform for Sponsor certain services.

Now, therefore, in consideration of the mutual covenants of the parties hereinafter contained and for good and valuable consideration, the parties hereto agree as follows:


                                 I. DEFINITIONS

1.1: AFFILIATE: shall mean any corporation or non-corporate business entity (e.g. division, subsidiary, etc.) that, directly or indirectly, through one or more intermediates, directly or indirectly controls, is controlled by, or is under common control with the party to this Agreement.

1.2: CLINICAL MASTER SERVICE AGREEMENT (or "Agreement"): shall refer to the terms and conditions contained in this document as agreed by the parties hereto.

1.3: PROTOCOL: shall refer to the particular protocol prepared for the Study and under which the services described in the Task Order ("Attachment A: Protocol") are to be performed.

1.4: SERVICES (or "SCOPE OF WORK"): shall refer to the particular tasks to be performed by Inveresk as set out in the Task Order (by "Attachment B: Scope of Work" affixed to the Task Order) and any documents attached thereto.

1.5: STUDY: shall refer to the clinical trial of the pharmaceutical identified in the Task Order (by study drug name or protocol number).

1.6: TASK ORDER: shall refer to the written agreement between Sponsor and Inveresk which sets out with specificity the Services to be performed in connection with a particular Study or program, including the time line for the performance of the Services, the costs associated with the Services, the schedule of payments for the performance of the Services and specifically incorporates by reference the terms and conditions of this Clinical Master Service Agreement.

--------------------------------------------------------------------------------
[_____]                                                            Confidential
Draft Master Service Agreement                                         12/09/05

                                II. GENERAL TERMS

2.1: From time to time, Inveresk may provide Sponsor certain clinical research services pursuant to the terms of this Agreement. Prior to the commencement of such services, Inveresk and Sponsor shall enter into a Task Order describing either the specific obligations transferred by Sponsor to Inveresk or other work undertaken by Inveresk for or on behalf of Sponsor in the performance of a particular trial or study sponsored or conducted by Sponsor. Each Task Order shall constitute a separate agreement, provided the terms of this Agreement shall be incorporated by reference into each Task Order. No Task Order shall be effective until it is accepted in writing by both Sponsor and Inveresk. The agreed upon form for Task Orders is attached hereto as Exhibit A.

2.2: The existence of this Agreement shall not preclude or limit the ability of the parties to enter into independent contracts outside of this Agreement when the nature of the work and particular program requirements make the entry into independent and freestanding contract both necessary and reasonable. The existence of any contractual relationship outside of this Agreement shall have no effect on the validity of this Agreement or any Task Order entered in accordance with its terms.

2.3: There shall be no limit to the number of Task Orders that may be entered into and regulated by the terms and conditions of this Agreement. Each Task Order shall constitute a unique agreement and shall stand alone with respect to any other Task Order entered under this Agreement. The performance of obligations under any one Task Order shall not affect, and shall at all times be unrelated to, the performance of any other Task Order entered under this Agreement.


                               III. SCOPE OF WORK

3.1: Inveresk will perform the specific tasks reflected in each individual Task Order in accordance with the terms and conditions contained herein, as set out in each Task Order and in accordance with all applicable laws and Food and Drug Administration ("FDA") laws and regulations.

3.2: Changes in the Scope of Work or assumptions delineated in a particular Task Order will be negotiated in good faith and approved in writing in advance by both parties in the form of an executed Change in Scope ("CIS") or by written authorization from the Sponsor to proceed with such additional work prior to final agreement and execution of a CIS. Changes that may result in a CIS include, but are not limited to, a change in the contracted assumptions, responsibilities or timeline. Each CIS will act as a modification to the respective Task Order and clearly define the revised Scope of Work and the resulting budgetary effect on that Task Order. Modifications to specific Task Orders shall not affect this Agreement or prior, current or future Task Orders unless it is the express written intent of the parties that the modifications do so.

3.3: In the event of a conflict between the terms of this Agreement, or the Task Orders, the terms of the individual Task Order shall govern first followed by this Agreement.



--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 2                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

3.4: If services are extended past the timeline established in a Task Order, items that are quoted in unit costs may be revisited later and possibly repriced by Inveresk to match then current market rates.


                           IV. PERIOD OF THE AGREEMENT

4.1: This Clinical Master Service Agreement shall take effect on the day of signing of this Agreement and shall remain in effect until the 31st day of May 2008 unless earlier terminated by the parties. Notwithstanding the expiration of this Agreement, the terms and conditions of this Agreement and each applicable Task Order shall continue to apply and the parties shall continue to perform with respect to each Study in which the parties have executed a Task Order prior to the expiration of this Agreement. Nothing herein shall be construed to prohibit the parties from entering into a new Clinical Master Service Agreement upon the completion of this Agreement.

4.2: Certain provisions of this Agreement may survive its termination but only as necessary to allow completion of any particular Task Order and for the limited purpose of regulating the obligations and duties of the parties with respect to particular Task Order obligations that extend beyond contract termination.



                              V. PAYMENT AND BUDGET

5.1: Each Task Order shall contain an Estimated Budget for the performance of the Task Order as well as additional terms and conditions relating to the Estimated Budget, all of which shall be attached to the Task Order as Attachment "C" and entitled "Estimated Budget-Terms."

5.2: Sponsor shall make payment to Inveresk in accordance with the "Schedule of Payments-Terms" attached to the Task Order and labeled Attachment "D."

5.3: Inveresk shall provide to Sponsor a separate invoice for each Task Order active at that time, which summarizes the services performed during the invoice period. Sponsor shall pay each invoice within thirty (30) days of the date of the invoice. In the event a dispute arises between the parties regarding any portion of any invoice, Sponsor shall pay all undisputed portions of the invoice(s) while withholding payment of the disputed portions pending good faith resolution by the parties.

5.4: The parties agree that, because each Task Order shall constitute a unique agreement, payments due under other Task Orders shall not be set off or applied to sums due as a result of the performance of other Task Orders without the prior written consent of the other party.

5.5: Sponsor will reimburse Inveresk on a pass through basis for all reasonable travel and other reasonable out-of-pocket expenses actually incurred by Inveresk in connection with the performance of Task Order Services including, but not limited to, printing, shipping and copying costs unless Inveresk expressly agrees in advance to waive such reimbursement. Sponsor will reimburse Inveresk for all such expenses within thirty (30) days of invoice date by remittance to Sponsor of monthly itemized statements covering such expenses.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 3                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

5.6: Sponsor shall be responsible for the financial funding of all services related to any Task Order. The parties will work in good faith to negotiate a payment schedule for each Task Order that shall keep Inveresk in a cash neutral position at all times during the execution of the Services.

5.7: If Inveresk is responsible for administering investigator payments, Sponsor shall be responsible for the cost of the actual per patient fees to investigators and other such fees that may be approved in writing by Sponsor. Such sums shall be paid to investigators by Inveresk making use of funds provided by Sponsor in advance for that purpose. Inveresk shall have no liability for any failure to make payments if required funding is not provided by the Sponsor. Each Clinical Trial Agreement with investigators shall contain a statement to that effect. Inveresk shall have no duty to pursue the collection of fees paid to investigators in accordance with Clinical Trial Agreements in the event the investigator fails to earn such fees.

5.8: Sponsor and Inveresk agree that neither Sponsor nor Inveresk should receive a benefit or a detriment from differences arising form variations between foreign currency exchange rates for the currencies used for this project ("Original Rates") and those existing at the dates of the actual invoices, as published in the Wall Street Journal. If such a difference is larger than +/- 5% ("Difference"), Sponsor and Inveresk have the right to request a re-evaluation of the future billing rates based on the work performed by Inveresk after such a difference is observed.

5.9: Any Task Order under this Agreement may be subject to an inflationary adjustment review every twelve (12) months. Any inflationary adjustment will be negotiated on an annual basis and in good faith between the parties.

5.10: In the case of late payment by Sponsor, interest may be charged at the rate of five (5% ) percent over the European interbank rate, calculated on a daily basis on balances outstanding. See Section 5.3 for the terms of delinquent payments. All invoices paid within 30 days from date of receipt of invoice are not considered delinquent and will not be subject to any interest charges.

5.11: Where applicable, if there are amounts payable by Sponsor to Inveresk under this Agreement that create Value Added Tax, the amount of such tax shall also be paid by Sponsor to Inveresk on receipt of the relevant invoice.


                               VI. CONFIDENTIALITY

6.1: During the effective term of this Agreement the parties may exchange confidential or proprietary information. In each case the party disclosing the confidential information will be the Disclosing Party ("Disclosing Party") and the recipient of the information will be the Recipient ("Recipient"). The Study protocol, case report forms, clinical data, inventions, products, product development plans, standard operating procedures, costs, profits, markets, sales, services, investigator lists, key personnel, pricing policies, billing rates, operational methods, trade secrets, know-how, scientific and technical processes, other business affairs and methods, plans for future developments, and other information not readily available to the public relating to the Disclosing Party or to any aspect of the Disclosing Party's or any affiliate of the Disclosing Party's business (collectively, the "Confidential Information") shall be treated as confidential information.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 4                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

6.2: Recipient agrees to maintain such Confidential Information in confidence and shall not use or disclose such Confidential Information except in connection with the performance of its obligations in connection with the applicable Study. Recipient shall obtain written agreements with all of its employees and contractors to maintain the confidentiality of such Confidential Information as provided herein. Upon the written request of the Disclosing Party, Recipient agrees, at the option of the Disclosing Party, to (i) return, at the Disclosing Party's expense, or (ii) destroy all tangible or electronic forms of the Confidential Information; provided, however, that the Recipient may retain a single copy of the Confidential Information and related materials in its archives for the purpose of ensuring its compliance with this Agreement, an applicable Task Order, laws, or governmental regulations. Recipient agrees to provide a written certification of destruction upon the written request of the Disclosing Party.

6.3: For purposes of this Agreement, Confidential Information shall not include:

     (a) information which was known to Recipient prior to disclosure by Disclosing Party as shown by written evidence;

     (b) information which is or becomes public through no improper act of Recipient;

     (c) information required to be disclosed in any legal, administrative or governmental proceeding, or by court order, law or applicable regulation;

     (d) information which becomes available to Recipient from a source other than Disclosing Party as shown by written evidence; or

     (e) information which was developed by or for Recipient independent of the disclosure of Confidential Information by Disclosing Party as shown by written evidence.

6.4: The obligations of the Recipient with respect to Confidential Information shall survive for a period of five (5) years from the expiration of this Agreement or the completion of the applicable Task Order, unless otherwise specified in an applicable Task Order or other writing signed by both of the parties.

6.5: Recipient hereby acknowledges that Disclosing Party may be irreparably damaged if its Confidential Information were disclosed to, or utilized on behalf of, others in competition in any respect with Disclosing Party, which damage may not be adequately compensated for by money damages. In the event of a breach or threatened breach by Recipient of the provisions hereof, Recipient agrees that Disclosing Party may seek an injunction restraining Recipient from such breach. Nothing herein contained will be construed as prohibiting Disclosing Party from pursuing any other remedies available at law or in equity for any breach or threatened breach of this Agreement or any applicable Task Order.


                                VII. TERMINATION

7.1: This Agreement or any Task Order may be terminated by Sponsor at any time with or without cause by giving Inveresk at least thirty (30) days prior written notice. As soon as practicable after Inveresk's receipt of such notice, there will be no further acquisition, screening or entry of patients into the project or Study affected by such termination. Termination of any

--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 5                         "Confidential"
Clinical Master Service Agreement                          28th September 2005
one Task Order shall have no impact on the duties and obligations required under other Task Orders.

Notwithstanding the foregoing, any applicable Task Order may be terminated immediately by written notice from Sponsor, in the following circumstances:

      (a) Authorization and approval to perform a Study in the United States is withdrawn by the FDA;
      (b) Human or toxicological test results, in the reasonable determination of Sponsor, support immediate termination of the Study; or,
      (c) The emergence of adverse events with a compound administered in a Study of such magnitude or significance that, in the reasonable determination of Sponsor, supports immediate termination of the Study.

Both Inveresk and Sponsor recognize that early termination of any Task Order requires both discussion and coordination between the parties to ensure patient safety, continuity of treatment (if appropriate) and compliance with all applicable regulations.

7.2: During the thirty (30) day period between the notice of termination and the effective date of such termination, Inveresk shall use all reasonable efforts to wind-down the affected Task Order as soon thereafter as practicable, as permitted under third party contracts, and applicable law and regulation, in order to reduce or eliminate further costs, and to cancel, if permitted under the terms of applicable agreements, any third party obligations. Subject to satisfaction of Sponsor's obligations hereunder, Inveresk shall transfer to Sponsor all Study data and reports related to the Study prepared, but not yet submitted to Sponsor; provided, however, Inveresk may retain an archival copy of all materials provided to Sponsor or developed or used in connection with the Study.

7.3: Within ninety (90) days after the completion of wind-down of the affected Task Order (which wind-down includes receipt by Sponsor of any case reports, statistical analyses, functional database and other deliverables prepared by Inveresk pursuant to Task Order, if any, prior to the date of termination), Inveresk shall provide Sponsor with a written itemized statement of all work performed by it in connection with the terminated Task Order. Such written itemized statement shall include only those Services listed in the Task Order which have been completed and shall be prepared in accordance with the budgets attached to such Task Order.

7.4: This Agreement and/or any Task Order may be terminated by Inveresk upon the material default in performance by Sponsor or material breach of this Agreement, provided that Sponsor shall be given thirty (30) days prior written notice of default and the opportunity to cure the default during such period. Material default shall arise upon the failure of Sponsor to make any payment when due or upon any action by Sponsor or any failure of Sponsor to act that either impedes Inveresk from reasonably performing its obligations under any Task Order or that serves to defeat the purpose of this Agreement or any Task Order entered hereunder.

7.5: In the event of termination of any Task Order under either of the above conditions, Sponsor shall pay to Inveresk all costs incurred or accrued by Inveresk at the time of termination, costs incurred during the winding down of the Task Order Services and the portion of the fee earned but remaining unpaid at the time of termination.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 6                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

7.6: This Agreement and Task Orders may be immediately terminated by either party if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets.

7.7: Sponsor expressly retains the right to instruct Inveresk to terminate a Study at any investigator site with which Inveresk has a contract pursuant to a Task Order provided, however, that in no event shall Inveresk be responsible for any delay resulting from any such termination. In the event such termination results in an increase or decrease in the effort required by Inveresk, the amount to be paid by Sponsor to Inveresk under the applicable Task Order shall be adjusted accordingly.

7.8: In the event of early termination of this Agreement under any of the above conditions, other than default by Inveresk, Sponsor shall pay Inveresk the:

   a) Costs incurred and accrued, costs incurred during the winding down of the Task Order Services and the portion of the fee earned but remaining unpaid at the time of termination in accordance with the budget and schedule set forth in the Task Order based on the amount of services provided by Inveresk through the effective date of termination. These costs shall be agreed in good faith between the parties;
   b) Subject to 7.9 below, If the amount paid by Sponsor to Inveresk in connection with the Task Order exceeds such earned amount detailed above, then Inveresk shall promptly refund the unearned excess to Sponsor. And if the amount already paid by Sponsor to Inveresk in connection with the Task Order is less than such earned amount detailed above, then Sponsor shall promptly pay the total earned amount due Inveresk.
   c) Any refund or payment under this Section 7 shall be made within thirty
      (30) days after Sponsor's receipt of Inveresk's itemized statement

7.9: In the event of early termination of this Agreement or any Task Orders under any of the above conditions, other than default by Inveresk, Inveresk shall be entitled to a termination fee. This fee is separate from the payments attributed to other termination sections and covers the consequences of such termination on Inveresk's operational and administrative costs. The aforementioned termination fee shall be negotiated in good faith between the parties on a case-by-case basis upon notification of early termination in writing.


                                VIII. ASSIGNMENT

8.1: This Agreement may not be assigned by either party, except to an Affiliate, without the prior written consent of the other which shall not be unreasonably withheld.


                   IX. INDEMNIFICATION & LIABILITY LIMITATIONS

9.1: Sponsor agrees to defend, indemnify, and hold harmless Inveresk and its Affiliates, employees, officers, directors, from and against any and all losses, costs, damages and expenses, (including without limitation legal fees and expenses) incurred in connection with any claims, proceedings or investigations arising out of or in connection with a Study or the performance by Inveresk pursuant to this Agreement or any Task Order (including, but not


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 7                         "Confidential"
Clinical Master Service Agreement                          28th September 2005
limited to, clinical trials of study drug and the handling and reporting of data resulting from such clinical trials) provided, however, that:

     (a) Inveresk has reasonably adhered to and complied with the obligations delineated in the specific Task Order from which the claim arose, material laws and regulations, and all reasonable directions and recommendations furnished in writing by Sponsor regarding the Services delineated in the Task Order from which the claim arose; and,

     (b) Sponsor is promptly notified of any such claim, proceeding or investigation; and,

     (c)  Inveresk cooperates in the handling and defense of any such claim.

9.2: Sponsor at its own expense shall carry out the sole management and defense of such claims or suits, and will provide attorneys of its sole choosing to defend against any such claim, proceeding or investigation. Sponsor agrees that no settlement agreement shall serve to establish fault or liability on the part of Inveresk.

9.3: Sponsor shall not be obligated with respect to any loss, damage, cost and expense relating to any claim, proceeding or investigation to the extent that such claim, proceeding or investigation is based on the negligence or willful malfeasance of Inveresk or its employees, directors and Affiliates.

9.4: Inveresk agrees to indemnify, defend, and hold harmless Sponsor against and in respect of any and all losses, costs, expenses, liabilities and damage, including without limitation, interest, penalties and reasonable attorney's fees resulting from Inveresk's negligent performance of the obligations required herein.

9.5: Inveresk agrees to secure and maintain insurance of general liability with coverage as it deems appropriate with respect to the Services to be provided in accordance with any Task Order entered hereunder. Inveresk shall provide a certificate of insurance upon Sponsor's written request.

9.6: Sponsor shall secure and maintain, in full force and effect throughout the performance of each Study and for five (5) years thereafter, insurance coverage for clinical trials, product liability, or similar coverage in amounts in accordance with generally accepted standards for sponsors in connection with the administration of investigational compounds or clinical trials. Sponsor shall provide a certificate of insurance upon Inveresk's written request.

9.7: The indemnification obligations set forth in this section 9 are personal to each individual Task Order and therefore separate and distinct with respect to every other individual Task Order. Disputes with regard to indemnification obligations with respect to one individual Task Order shall have no effect or impact on the indemnification obligations owing under any other independent Task Order.

9.8: Inveresk's maximum liability for all damages of any kind arising out of services performed under any Task Order shall not exceed the contract value of the particular Task Order.

9.9: Neither party shall be liable for consequential, incidental, or exemplary damages, including loss of profits, business or goodwill.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 8                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

                                  X. REGULATORY

10.1: If any governmental or regulatory authority conducts, or gives notice of its intent to conduct an inspection at any investigational site, or takes any other regulatory action with respect to any service conducted in accordance with a Task Order entered pursuant to this Agreement, then the party learning thereof shall promptly give the other party notice thereof, and each party shall provide the other with any information reasonably required in connection therewith. Inveresk shall have the right to be present at any such inspection or other regulatory action with respect to Inveresk. Sponsor shall have primary responsibility for preparing any responses which may be required.

10.2: The Transfer of Obligations from Sponsor to Contract Research Organization as required by 21 CFR ss.312.52, and ICH E6, 5.2 shall be set forth in each Task Order as applicable. Sponsor shall retain those responsibilities not specifically listed in the applicable Task Order. Except for those obligations specifically transferred from Sponsor to Charles River by Task Order, Sponsor shall at all times be deemed to be the "Sponsor" of each Study pursuant to the terms of the Federal Food, Drug and Cosmetic Act, as from time to time amended.

10.3: Neither Sponsor nor Charles River shall knowingly use in any capacity in the performance of the Services any individual, corporation, partnership or association that has been debarred under Article 306 of the Federal Food, Drug and Cosmetic Act, 21 USC ss.335a (a) or (b). In the event that either party becomes aware of the debarment of any individual, corporation, partnership or association providing services to Charles River which relate to the Services provided under this Agreement, that party shall notify the other party immediately.

10.4: During the term of this Agreement, Charles River agrees to permit Sponsor or its authorized representatives to examine, with reasonable notice to allow Charles River to ensure that personnel resources are available to assist and escort said representatives, and at any reasonable time during Charles River's normal business hours: (i) Charles River's facilities where the Study is being coordinated; (ii) original source documentation; (iii) databases and software with respect to the Services; and (iv) any other essential study documents (ICH
E6) considered relevant or useful by Sponsor to confirm that the Services are being conducted in conformance with this Agreement and all applicable laws and regulations. Sponsor shall also have the right to copy any essential study documents referred to in this Section. Commercially reasonable costs associated with hosting and responding to such audits shall be charged to Sponsor. Notwithstanding the existence of Sponsor's rights under this section 10.4, Sponsor shall be under no obligation to exercise these rights.


                      XI. OWNERSHIP OF DATA, PATENT RIGHTS

11.1: Except as otherwise provided herein, all data, documents and information provided by Sponsor to Charles River and the resulting data prepared by Charles River for Sponsor pursuant to its performance of Task Orders shall be the sole and exclusive property of Sponsor.

11.2: Sponsor shall have the right to make any use of such information. All such information shall be disclosed to Sponsor.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 9                         "Confidential"
Clinical Master Service Agreement                          28th September 2005

11.3: Notwithstanding the foregoing, Charles River's data, documents, and all information of a privileged and/or proprietary nature, Charles River developed computer software, processes, procedures and related manuals are the sole and exclusive proprietary property of Charles River.

11.4: At the time Charles River has completed all other obligations set out herein and upon request by Sponsor, Charles River will provide Sponsor with the analysis-ready SAS(R) data sets used to generate the trial summaries, listings, figures and analyses. The data sets will be organized per Charles River's standard structure unless specified otherwise in the Task Order accompanying this contract. Upon request, Inveresk will provide the SAS(R) statistical procedure output so that Sponsor can confirm that the appropriate statistical procedures and models have been used for the trial statistical analyses.

11.5: When Task Order specifications provide for the delivery of SAS(R) program files (which may include compiled macros) used to generate the trial summaries, listings, figures and analyses, that executable program code will be delivered to Sponsor under the following conditions:

     (a) Receipt of written request for the SAS(R) program code from the Sponsor.

     (b) Sponsor shall not hold Inveresk responsible for the performance of the SAS(R) programs if the program code is implemented in a different computing environment or using a different version of SAS(R) from which the programs were developed at Inveresk.

     (c) Sponsor shall not modify program code in any way, except to accommodate Sponsor or designee's computer directory structure. Any other program modifications shall release Inveresk from its technical support obligations and void any warranty (expressed or implied) as to the performance of the program code. Any modifications to delivered data sets will similarly void any warranty as to the performance of the program code.

     (d) Sponsor recognizes that differences between Sponsor's and Inveresk's computing environment may cause differences in format of analysis output when produced by Sponsor. Specifically, differences such as page margins, fonts and print quality may occur.

     (e) Sponsor shall delete and destroy the program code at the conclusion of its use.

     (f) Sponsor shall neither copy nor duplicate the program code, nor shall Sponsor distribute the program code to any person or entity outside of Sponsor's direct employ (e.g. not to any vendor such as a contractor or external contract research organization).

     (g) Nothing herein shall be construed as a conveyance by Inveresk to Sponsor of any right, title, or interest in the program code.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 10                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

11.6: Following completion of the Services outlined in each Task Order, Inveresk will return client data or other materials furnished to Inveresk. Sponsor shall provide written instructions regarding and shall pay all costs associated with the shipping of the materials to the Sponsor. Subject to the requirements of
Section 6 Inveresk may retain in its possession any and all data, documents or information related to the performance of this Agreement or Task Order as is required for regulatory, legal, insurance or record keeping purposes, or as otherwise instructed by Sponsor.

11.7: The originals of all essential study documents, as defined by ICH Guideline E6 (including Case Report Forms, Investigator Files, Regulatory files and any other documents agreed to by both parties) will be promptly returned to Sponsor at the conclusion of the applicable Study identified in the appropriate Task Order or at any time during the Study at Sponsor's request. Except as provided in Section 11.3, copies of all Study documentation and data and all internal study-related materials may be thereafter disposed six months after the final payment is received.

11.8: If archival of study material is required by the Sponsor beyond the six month timeframe noted in Section 11.7, Sponsor shall pay any and all expenses related to the storage, shipment or disposal of Study related materials, unless otherwise specified in a individual Task Order.

11.9: With the exception of Inveresk's software, programs, practices, procedures, policies, methods, manuals, and information privileged and proprietary to Inveresk, Inveresk will promptly disclose to Sponsor or its designees any and all inventions, discoveries and improvements conceived or made by Inveresk or, to the extent Inveresk is aware thereof, by any investigator, in the course of Services provided under any Task Order entered in accordance with this Agreement that relate to study drug or to the Study Protocol and agrees to assign all its interest therein to Sponsor or its designee.

11.10: Any such invention, discovery or improvement shall be the sole and exclusive property of Sponsor. Whenever requested to do so by Sponsor, and to the extent it is possible for Inveresk to do so, Inveresk will execute any and all applications, assignments, or other instruments and give testimony to the extent reasonably required to apply for and obtain Letters Patent of the United States or any foreign country or to protect otherwise Sponsor's interest therein, and Sponsor shall reimburse Inveresk for reasonable expenses incurred in connection with such activities. The parties' obligation under this section shall survive the termination of this Agreement and the applicable Task Order.


                       XII. WARRANTIES AND REPRESENTATIONS

12.1: Sponsor warrants and represents that data delivered to Inveresk under any Task Order for the performance of Data Management, Quality Assurance and Bio-Statistics services shall be delivered to Inveresk in a form and condition reasonably calculated to allow Inveresk to perform the tasks described in Task Orders in a timely fashion.

12.2: Sponsor further warrants and represents that it shall disclose to Inveresk, prior to entering into a Task Order all material facts relating to the Study and the Study data that may affect Inveresk's performance under this Agreement.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 11                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

12.3: Sponsor agrees that it shall act to ensure the timely delivery of data and Study materials to Inveresk.

12.4: Inveresk shall employ generally recognized professional standards and shall take all reasonable precautions against error in completing its Services under this Agreement and Task Order, including analyzing the Study data and preparing statistical reports as required. Such Services shall be performed in accordance with generally accepted data processing principles as applied to the monitoring of clinical trials and all reasonable efforts will be made to ensure the accuracy of all reports prepared for Sponsor. Both parties warrant that they will perform their obligations and responsibilities hereunder in keeping with all federal, state and local laws (or applicable governmental laws) and regulations and with all policies and procedures of the FDA (or applicable regulatory authority).

12.5: In the event Sponsor elects to use MedDRA(R) or another coding dictionary requiring a license, Sponsor shall be required to maintain an active subscription license for that service throughout the term of the program. Proof of such license shall be required for Inveresk's records.


                          XIII. INDEPENDENT CONTRACTOR

13.1: Inveresk shall perform Services under this Agreement and each applicable Task Order as an independent contractor, and nothing herein shall be construed to be inconsistent with that relationship or status. Inveresk, its employees and consultants shall not be considered to be employees of Sponsor. This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership or business organization of any kind.


                                   XIV. DELAYS

14.1: With the exception of any monetary payments due hereunder, either party shall be excused from performing its obligations with respect to this Agreement or any subsequent Task Order if their performance is delayed or prevented by any cause beyond such party's control including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in any Task Order which falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability. The affected party will promptly notify the other party if, by reason of any of the disabilities referred to herein, the affected party is unable to meet any deadline or time for performance specified in a Task Order.

14.2: Inveresk shall not be held accountable for delays in its performance of this Agreement or any Task Order due to the errors, acts or omissions of persons or entities not under the direct control of Inveresk. Inveresk shall not be responsible for delays in Study enrollment following site initiation. Delays in key Sponsor decisions will result in corresponding delays in Inveresk's performance. Inveresk shall not be held accountable for errors contained in data delivered to Inveresk from persons or entities not under the direct control of Inveresk.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 12                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

                                XV. DRUG SUPPLIES

15.1: Unless otherwise set forth in an appropriate Task Order, drug supplies will be shipped properly packaged and labeled directly to the investigators by Sponsor. Sponsor represents and warrants that all necessary approvals under the United States Food, Drug and Cosmetic Act, the regulations promulgated thereunder and other state, federal or regulatory approvals shall be obtained prior to the shipment of any drugs.

15.2: Unless otherwise set forth in an appropriate Task Order, at the completion or termination of any Task Order, Inveresk will make an accounting of all clinical supplies. Inveresk will use all reasonable efforts to obtain return of all unused drug supplies. During the Study, Inveresk will assure that the investigator maintains records of the dates and amounts of drug supplies received at the Study site; the dates, amounts and patients to whom the test drug has been administered, the dates (when known) and the amount of drug broken, spilled or lost, and the dates and amounts of drug being returned.


                               XVI. MISCELLANEOUS

16.1: Any contracts or other agreements that Inveresk enters into with others for the purposes of this Agreement or Task Orders will solely be between Inveresk and the others. Neither party shall have the authority to bind the other party to any agreement whatsoever. Inveresk may, however, delegate part of the Services provided for in any Task Order to its Affiliates, provided that Inveresk shall remain responsible for the performance of all Services provided in the appropriate Task Order.

16.2: During the term of this Agreement and for one year following termination of this Agreement, neither party will (or will encourage others to) recruit, solicit or induce, or attempt to induce, any employee of the other party with whom it comes into contact as a result of this Agreement to terminate his or her employment or otherwise cease his or her relationship with the other party; provided however, that the foregoing provision will not prevent a party from employing any such employee of the other party who contacts such party on his or her own initiative without any such solicitation from the other party. The term "solicit" will not be deemed to include general solicitations for employment not specifically directed towards employees of a party.

16.3: To the extent that there is no conflict with the terms and conditions of specific Task Orders, this Agreement shall constitute the entire understanding of the parties hereto relating to the subject matter hereof and shall not be changed or modified except in writing and signed by authorized representatives of the parties. All prior Agreements, whether written or oral between the parties relating to the subject matter hereof are superseded by this Agreement and are of no further force or effect.

16.4: The covenants and conditions contained herein will apply to and bind the successors, representatives and assigns of all parties hereto.


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 13                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

16.5: If any provision of this Agreement shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect.

16.6: No failure or delay of one of the parties to execute any of its rights or powers under this Agreement shall operate as a waiver thereof, nor any other single or partial exercise of such right or power preclude any other further exercise thereof. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.7: The validity, interpretation, performance, rights and duties with respect to this Agreement shall be determined by the laws, and within the jurisdiction, of Scotland and England.

16.8: No party will be liable for failure or delay in performing the obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to any causes reasonably beyond the control of such party.

16.9: Notices hereunder shall be provided by certified mail, return receipt requested only.

      If to Inveresk:

                              Contracts Department
                            Inveresk Research Limited
                               Beechwood (suite 2)
                                   Grove Park,
                                  White Waltham
                                   Maidenhead
                                    Berkshire
                                     SL6 3LW

      If to Sponsor:
                        ChemGenex Pharmaceuticals Limited
                                3475 Edison Way,
                                    Suite M,
                                   Menlo Park,
                                    CA 94025

16.10: Neither party shall disclose, except as required by law, or as required to fulfill regulatory obligations as the Sponsor of an IND or NDA, the existence of this Agreement or any Task Order entered in accordance therewith, nor use or publish the other party's name in promotion, advertising or for any other purpose without the prior written agreement of the other. This Agreement does not entitle either party to the use of the trademarks of the other party.

16.11: Both parties hereto will perform the obligations as set forth herein in conformance with applicable federal, state and local laws and ordinances, with the guidelines promulgated by the U.S. Food and Drug Administration and, as applicable, with accepted standards of good clinical practice.

16.12: This Agreement and any Task Order entered in accordance with the terms contained herein may be executed in two or more counterpart originals, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.



--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 14                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

16.13: Sections 6, 9, 11, 16.2, 16.7, 16.8, 16.9, 16.10, and 16.13 shall survive termination of this Agreement.



IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year above written.

Inveresk Research Limited                      ChemGenex Pharmaceuticals Limited



By:  Ian A. McDonald                          By:    __________________________
Title: Finance Director                       Title: __________________________
Date:  28th September 2005                    Date:  __________________________


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 15                        "Confidential"
Clinical Master Service Agreement                          28th September 2005

                     Exhibit A - Example Task Order Template

                                   Task Order
                                 Number: 05-001

This Task Order is made and entered by and between ChemGenex Pharmaceuticals Limited ("Sponsor") and Inveresk Research Limited ("Inveresk") pursuant to and in accordance with the Master Services Agreement signed and its amendments, executed by the parties and is entered into this _______ day of _______ 2005.

For good and valuable consideration, the receipt, exchange and sufficiency of which is acknowledged by the parties, it is agreed that the parties hereto shall perform the services (monitoring and related activities) set forth herein and in support of the Protocol entitled:

           ----------------------------------------------------------

PO Number:______________________

This Task Order contains the following Attachments each of which is made a part hereof:

                         Attachment "A" - Protocol
                         Attachment "B" - Scope of the Work
                         Attachment "B-1" - Estimated Timeline
                         Attachment "C" - Estimated Budget, Terms
                         Attachment "D" - Schedule of Payments, Terms
                         Attachment "E" - Transfer of Obligations

In the event of any conflict between the terms and conditions of the Master Services Agreement and the terms and conditions set forth in this Task Order or any of the Attachments thereto, it is agreed that this Task Order shall take precedence and supersede the conflicting terms of the Master Services Agreement.

Inveresk Research Limited                      ChemGenex Pharmaceuticals Limited



By: ___________________________         By:    ___________________________

Title: ________________________         Title: ___________________________

Date: _________________________         Date:  ___________________________


--------------------------------------------------------------------------------
ChemGenex/Inveresk               Page 16                        "Confidential"
Clinical Master Service Agreement                          28th September 2005